UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 15, 2022

New Mountain Finance Corporation

(Exact name of registrant as specified in its charter)

Delaware	814-00832	27-2978010
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

1633 Broadway, 48th Floor, New York, NY 10019

(Address of principal executive offices)

Registrant’s telephone number, including area code (212) 720-0300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	NMFC	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Unsecured Notes Offering

On June 15, 2022, New Mountain Finance Corporation (the “Company”) entered into a sixth supplement (the “Supplement”) to its Amended and Restated Note Purchase Agreement, dated September 30, 2016 (the “Note Purchase Agreement”). Pursuant to the Supplement, on June 15, 2022, the Company issued to institutional investors identified therein, in a private placement, $75,000,000 in aggregate principal amount of 5.90% Series 2022A Senior Notes due June 15, 2027 (the “Notes”) as an additional series of notes under the Note Purchase Agreement. Except as set forth in the Supplement, the Notes have the same terms as the $55,000,000 in aggregate principal amount of the 4.76% Series 2017A Senior Notes due July 15, 2022, the $90,000,000 in aggregate principal amount of the 4.87% Series 2018A Senior Notes due January 30, 2023, the $50,000,000 in aggregate principal amount of the 5.36% Series 2018B Senior Notes due June 28, 2023, the $116,500,000 in aggregate principal amount of the 5.494% Series 2019A Senior Notes due April 30, 2024 and the $200,000,000 in aggregate principal amount of the 3.875% Series 2021A Senior Notes due January 29, 2026 (collectively, the “Prior Notes”) that the Company previously issued pursuant to the Note Purchase Agreement, the first supplement thereto, the second supplement thereto, the third supplement thereto, the fourth supplement thereto and the fifth supplement thereto, respectively. The Supplement includes certain additional covenants and terms, including, without limitation, a requirement that the Company not exceed a debt-to-equity ratio of 1.65 to 1.00 at the time of incurring additional indebtedness and a requirement that the Company not exceed a secured debt ratio of 0.70 to 1.00 at any time, which covenants were also included in the third, fourth and fifth supplements to the Note Purchase Agreement relating to the 5.36% Series 2018B Senior Notes due June 28, 2023, the 5.494% Series 2019A Senior Notes due April 30, 2024 and the 3.875% Series 2021A Senior Notes due January 29, 2026, respectively.

The Notes will rank equal in priority with the Company’s other unsecured indebtedness, including the Prior Notes. Interest on the Notes will be payable semi-annually in arrears on June 15 and December 15 of each year, commencing December 15, 2022. This interest rate is subject to increase in the event that: (i) subject to certain exceptions, the Notes or the Company cease to have an investment grade rating or (ii) the aggregate amount of the Company’s unsecured debt falls below $150,000,000. In each such event, the Company also has the option to offer to prepay the Notes at par, in which case the holders of the Notes who accept the offer would not receive the increased interest rate. In addition, the Company is obligated to offer to prepay the Notes at par if the Company’s investment adviser, New Mountain Finance Advisers BDC, L.L.C. (the “Investment Adviser”), or an affiliate thereof, ceases to be the Company’s investment adviser or if certain change in control events occur with respect to the Investment Adviser. The Note Purchase Agreement also contains customary terms and conditions for unsecured notes issued in a private placement, including, without limitation, affirmative and negative covenants such as information reporting, maintenance of the Company’s status as a business development company under the Investment Company Act of 1940, as amended, and a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, minimum stockholders’ equity, minimum asset coverage ratio, and prohibitions on certain fundamental changes at the Company or any subsidiary guarantor, as well as customary events of default with customary cure and notice, including, without limitation, nonpayment, misrepresentation in a material respect, breach of covenant, cross-default under other indebtedness of the Company or certain subsidiaries, certain judgments and orders, and certain events of bankruptcy.

The Company intends to use the proceeds of the offering to redeem its 4.76% Unsecured Notes due July 15, 2022, to repay other outstanding debt and for general corporate purposes.

The description above is only a summary of the material provisions of the Supplement and is qualified in its entirety by reference to the copy of the form of Supplement which is filed as Exhibit 10.1 to this current report on Form 8-K and is incorporated herein by reference thereto.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

Exhibit No.

10.1	Form of Sixth Supplement to Amended and Restated Note Purchase Agreement, dated June 15, 2022, by and between New Mountain Finance Corporation and the purchasers party thereto, relating to the 5.90% Series 2022A Senior Notes due June 15, 2027.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

NEW MOUNTAIN FINANCE CORPORATION

Date: June 17, 2022	By:	/s/ Joseph Hartswell
		Name:	Joseph Hartswell
		Title:	Chief Compliance Officer and Corporate Secretary